GUARANTEE

Each of the undersigned hereto (hereinafter referred to as the “Guarantors”, which term includes any successor or additional Guarantor under the Indenture (the “Indenture”) referred to in the Note upon which this notation is endorsed) (i) has unconditionally guaranteed (a) the due and punctual payment of the principal of and interest on the Notes, whether at maturity or interest payment date, by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal of and (if lawful) interest on the Notes, (c) the due and punctual performance of all other obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in the Indenture, and (d) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise and (ii) has agreed to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in accordance with the terms of the Indenture in enforcing any rights under this Guarantee.

No stockholder, officer, director, employee or incorporator, as such, past, present or future, of the Guarantors shall have any personal liability under this Guarantee by reason of his or its status as such stockholder, officer, director, employee or incorporator.

This Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

EACH ENTITY LISTED ON SCHEDULE I HERETO

By:	/s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: Chief Financial Officer

CRX JV, LLC

Cenveo Corporation

By:	/s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: Chief Financial Officer

Discount Labels, LLC

By:	/s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: Chief Financial Officer

RX JV Holding, Inc.

By:	/s/ Mark S. Hiltwein
Name: Mark S. Hiltwein
Title: Chief Financial Officer

SCHEDULE I

Cenveo, Inc.
Discount Labels, LLC
Cenveo Alberta Finance LP
Cenveo Government Printing, Inc.
Cenveo Services, LLC
Cenveo McLaren Morris & Todd Company
Cenveo MM&T Packaging Company
Cenveo Commercial Ohio, LLC
Cenveo Resale Ohio, LLC
Cenveo Omemee LLC
Colorhouse China, Inc.
MMTP Holdings, Inc.
CRX Holding, Inc.
Rx Technology Corp.
RX JV Holding, Inc.
PC Ink Corp.
Printegra Corporation
Cadmus Printing Group, Inc.
Washburn Graphics, Inc.
Cadmus Journal Services, Inc.
Cadmus Financial Distribution, Inc.
Cadmus Technology Solutions, Inc.
Garamond/Pridemark Press, Inc.
Cadmus Delaware, Inc.
Cadmus UK, Inc.
Expert Graphics, Inc.
Cadmus Government Publication Services, Inc.
Cadmus Marketing Group, Inc.
American Graphics, Inc.
Cadmus Direct Marketing, Inc.
Cadmus Interactive, Inc.
Cadmus Marketing, Inc.
Cadmus/O’Keefe Marketing, Inc.
Old TSI, Inc.
Cadmus Investments, LLC
Port City Press, Inc.
Science Craftsman Incorporated
Cadmus International Holdings, Inc.
CDMS Management, LLC,
Vaughan Printers Incorporated
VSUB Holding Company
Madison/Graham ColorGraphics, Inc.
Madison/Graham ColorGraphics Interstate Services, Inc.
Commercial Envelope Manufacturing Co., Inc.

Berlin & Jones Co., LLC
Heinrich Envelope, LLC
Cenveo CEM, LLC
Cenveo CEM, Inc.
CNMW Investments, Inc.
Rex Corporation
136 Eastport Road, LLC